Exhibit 99

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
southerncompany.com

Investor Relations Contact:
Greg MacLeod
404-685-4194
gbmacleo@southernco.com
July 31, 2025

Southern Company reports second-quarter 2025 earnings

ATLANTA – Southern Company today reported second-quarter earnings of $0.9 billion, or $0.80 per share, in 2025 compared with earnings of $1.2 billion, or $1.10 per share, in the second quarter of 2024. For the six months ended June 30, 2025, Southern Company reported earnings of $2.2 billion, or $2.01 per share, compared with $2.3 billion, or $2.13 per share, for the same period in 2024.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.0 billion, or $0.92 per share, during the second quarter of 2025, compared with $1.2 billion, or $1.10 per share, during the second quarter of 2024. For the six months ended June 30, 2025, excluding these items, Southern Company earned $2.4 billion, or $2.15 per share, compared with $2.3 billion, or $2.13 per share, for the same period in 2024.

Non-GAAP Financial Measures	Three Months Ended June		Year-To-Date June
Net Income – Excluding Items (in millions)	2025	2024	2025	2024
Net Income – As Reported	$880	$1,203	$2,214	$2,332
Less:
Estimated Loss on Plants Under Construction	(2)	17	(4)	14
Tax Impact	(4)	(18)	(3)	(17)
Accelerated Depreciation from Repowering	(40)	—	(65)	—
Tax Impact	9	—	14	—
Loss on Extinguishment of Debt	(129)	—	(129)	—
Tax Impact	32	—	32	—
Net Income – Excluding Items	$1,014	$1,204	$2,369	$2,335
Average Shares Outstanding – (in millions)	1,101	1,096	1,100	1,095
Basic Earnings Per Share – Excluding Items	$0.92	$1.10	$2.15	$2.13

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the second quarter 2025, as compared with the same period in 2024, were higher non-fuel operations and maintenance expenses, prior year gains on transmission asset sales, milder weather, and higher income taxes, depreciation and amortization, and interest expense, partially offset by higher utility revenues.

Second-quarter 2025 operating revenues were $7.0 billion, compared with $6.5 billion for the second quarter of 2024, an increase of 7.9%. For the six months ended June 30, 2025, operating revenues were $14.7 billion, compared with $13.1 billion for the corresponding period in 2024, an increase of 12.5%.

“This is an exciting time for Southern Company. We performed well both financially and operationally through the first half of the year and remain well positioned to deliver on our 2025 goals,” said Chris Womack, chairman, president and CEO. “Our focus continues to be on balancing growth, reliability and affordability for all customers. The regulatory outcomes we have reached in our service territories demonstrate our ability to work with all stakeholders to deliver on all of our objectives. Because of our team’s commitment to making the right investments, running our business efficiently and effectively, and keeping customers at the center of everything we do, we’ve accomplished a great deal so far this year and we’ve positioned Southern Company for an even brighter future ahead.”

Southern Company’s second-quarter earnings slides with supplemental financial information are available at investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack, new Chief Financial Officer David P. Poroch and former Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. Providing clean, safe, reliable and affordable energy with excellent service is our mission. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy solutions provider with national capabilities, a fiber optics network and telecommunications services. Through an industry-leading commitment to innovation, resilience and sustainability, we are taking action to meet customers’ and communities’ needs while advancing our goal of net-zero greenhouse gas emissions by 2050. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success. We are transforming energy into economic, environmental and social progress for tomorrow. Our corporate culture has been recognized by a variety of organizations, earning the company awards and recognitions that reflect Our Values and dedication to service. To learn more, visit www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the likelihood of achieving 2025 goals. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including tax, environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws, regulations and guidance; the extent and timing of costs and legal requirements related to coal combustion residuals; current and future litigation or regulatory investigations, proceedings, or inquiries, including litigation and other disputes related to the Kemper County energy facility and Plant Vogtle Units 3 and 4; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate, including from the development and deployment of alternative energy sources; variations in demand for electricity and natural gas; available sources and costs of natural gas and other fuels and commodities; the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, public and policymaker support for such projects, and operational interruptions to natural gas distribution and transmission activities; transmission constraints; the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects due to challenges which include, but are not limited to, changes in labor costs, availability, and productivity, challenges with the management of contractors or vendors, subcontractor performance, adverse weather conditions, shortages, delays, increased costs, or inconsistent quality of equipment, materials, and labor, contractor or supplier delay, the impacts of inflation and tariffs, delays due to judicial or regulatory action, nonperformance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, engineering or design problems or any remediation related thereto, design and other licensing-based compliance matters, challenges with start-up activities, including major equipment failure or system integration, and/or operational performance, challenges related to future pandemic health events, continued public and policymaker support for projects, environmental and geological conditions, delays or increased costs to interconnect facilities to transmission grids, and increased financing costs as a result of changes in interest rates or as a result of project delays; legal proceedings and regulatory approvals and actions related to past, ongoing, and proposed construction projects, including state public service commission or other applicable state regulatory agency approvals and Federal Energy Regulatory Commission and U.S. Nuclear Regulatory Commission actions; the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; investment performance of the employee and retiree benefit plans and nuclear decommissioning trust funds; advances in technology, including the pace and extent of development of low- to no-carbon energy and battery energy storage technologies and negative carbon concepts; performance of counterparties under ongoing renewable energy partnerships and development agreements; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios, additional generating capacity and transmission facilities, extension of retirement dates for fossil fuel plants, and fuel and other cost recovery mechanisms; the ability to successfully operate Southern Company’s electric utilities’ generation, transmission, distribution, and battery energy storage facilities, as applicable, and Southern Company Gas’ natural gas distribution and storage facilities and the successful performance of necessary corporate functions; the inherent risks involved in operating nuclear generating facilities; the inherent risks involved in generation, transmission, and distribution of electricity and transportation and storage of natural gas, including accidents, explosions, fires, mechanical problems, discharges or releases of toxic or hazardous substances or gases, and other environmental risks; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, or interests therein, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system’s business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks; global and U.S. economic conditions, including impacts from geopolitical conflicts, recession, inflation, changes in trade policies (including tariffs and other trade measures) of the United States and other countries, interest rate fluctuations, and financial market conditions, and the results of financing efforts; access to capital markets and other financing sources; changes in Southern Company’s and any of its subsidiaries’ credit ratings; the ability of Southern Company’s electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest, wars, or other similar occurrences; the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources; impairments of goodwill or long-lived assets; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.
###

Southern Company
Financial Highlights
(In Millions Except Earnings Per Share)

	Three Months Ended June		Year-To-Date June
Net Income – As Reported	2025	2024	2025	2024
Traditional Electric Operating Companies	$1,047	$1,192	$2,073	$2,012
Southern Power	51	86	138	182
Southern Company Gas	106	108	524	517
Total	1,204	1,386	2,735	2,711
Parent Company and Other	(324)	(183)	(521)	(379)
Net Income – As Reported	$880	$1,203	$2,214	$2,332

Basic Earnings Per Share(1)	$0.80	$1.10	$2.01	$2.13
Average Shares Outstanding	1,101	1,096	1,100	1,095

Non-GAAP Financial Measures	Three Months Ended June		Year-To-Date June
Net Income – Excluding Items	2025	2024	2025	2024
Net Income – As Reported	$880	$1,203	$2,214	$2,332
Less:
Estimated Loss on Plants Under Construction(2)	(2)	17	(4)	14
Tax Impact	(4)	(18)	(3)	(17)
Accelerated Depreciation from Repowering(3)	(40)	—	(65)	—
Tax Impact	9	—	14	—
Loss on Extinguishment of Debt(4)	(129)	—	(129)	—
Tax Impact	32	—	32	—
Net Income – Excluding Items	$1,014	$1,204	$2,369	$2,335

Basic Earnings Per Share – Excluding Items	$0.92	$1.10	$2.15	$2.13
See Notes on the following page.

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.79 and $2.00 for the three and six months ended June 30, 2025, respectively, and $1.09 and $2.12 for the three and six months ended June 30, 2024, respectively.
(2)Earnings include income tax charges of $4 million for the three and six months ended June 30, 2025 and $14 million for the three and six months ended June 30, 2024 related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to changes in the State of Georgia corporate tax rate. Additionally, earnings for the three and six months ended June 30, 2024 include a pre-tax credit to income of $21 million ($16 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting a revision to Georgia Power Company's total project capital cost forecast resulting from a reduction in remaining expected site demobilization costs and other contractor obligations. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and six months ended June 30, 2025 and 2024 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs through the end of 2025 related to dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage.
(3)Earnings for the three and six months ended June 30, 2025 include pre-tax charges, net of noncontrolling interests impacts, of $40 million ($31 million after tax) and $65 million ($51 million after tax), respectively, associated with accelerated depreciation related to the repowering of certain wind facilities at Southern Power. Accelerated depreciation related to the equipment being replaced will continue until the commercial operation dates of the repowering projects, which are projected to occur between the third quarter 2026 and the second quarter 2027. At June 30, 2025, the remaining pre-tax accelerated depreciation, net of noncontrolling interest impacts, is projected to total approximately $215 million in 2025, $320 million in 2026, and $25 million in 2027.
(4)Earnings for the three and six months ended June 30, 2025 include costs associated with the extinguishment of debt at Southern Company as a result of Southern Company's repurchase of certain convertible senior notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.

Southern Company
Significant Factors Impacting EPS

	Three Months Ended June			Year-To-Date June
	2025	2024	Change	2025	2024	Change
Earnings Per Share –
As Reported(1)	$0.80	$1.10	$(0.30)	$2.01	$2.13	$(0.12)

Significant Factors:
Traditional Electric Operating Companies			$(0.13)			$0.06
Southern Power			(0.03)			(0.04)
Southern Company Gas			—			0.01
Parent Company and Other			(0.13)			(0.14)
Increase in Shares			(0.01)			(0.01)
Total – As Reported			$(0.30)			$(0.12)

	Three Months Ended June			Year-To-Date June
Non-GAAP Financial Measures	2025	2024	Change	2025	2024	Change
Earnings Per Share –
Excluding Items	$0.92	$1.10	$(0.18)	$2.15	$2.13	$0.02

Total – As Reported			$(0.30)			$(0.12)
Less:
Estimated Loss on Plants Under Construction(2)			—			—
Accelerated Depreciation from Repowering(3)			(0.03)			(0.05)
Loss on Extinguishment of Debt(4)			(0.09)			(0.09)
Total – Excluding Items			$(0.18)			$0.02
See Notes on the following page.

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.79 and $2.00 for the three and six months ended June 30, 2025, respectively, and $1.09 and $2.12 for the three and six months ended June 30, 2024, respectively.
(2)Earnings include income tax charges of $4 million for the three and six months ended June 30, 2025 and $14 million for the three and six months ended June 30, 2024 related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to changes in the State of Georgia corporate tax rate. Additionally, earnings for the three and six months ended June 30, 2024 include a pre-tax credit to income of $21 million ($16 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting a revision to Georgia Power Company's total project capital cost forecast resulting from a reduction in remaining expected site demobilization costs and other contractor obligations. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and six months ended June 30, 2025 and 2024 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs through the end of 2025 related to dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage.
(3)Earnings for the three and six months ended June 30, 2025 include pre-tax charges, net of noncontrolling interests impacts, of $40 million ($31 million after tax) and $65 million ($51 million after tax), respectively, associated with accelerated depreciation related to the repowering of certain wind facilities at Southern Power. Accelerated depreciation related to the equipment being replaced will continue until the commercial operation dates of the repowering projects, which are projected to occur between the third quarter 2026 and the second quarter 2027. At June 30, 2025, the remaining pre-tax accelerated depreciation, net of noncontrolling interest impacts, is projected to total approximately $215 million in 2025, $320 million in 2026, and $25 million in 2027.
(4)Earnings for the three and six months ended June 30, 2025 include costs associated with the extinguishment of debt at Southern Company as a result of Southern Company's repurchase of certain convertible senior notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.

Southern Company
EPS Earnings Analysis

Description	Three Months Ended June 2025 vs. 2024	Year-To-Date June 2025 vs. 2024

Retail Sales	6¢	5¢

Retail Revenue Impacts	14	38

Weather	(7)	1

Wholesale and Other Operating Revenues	3	13

Non-Fuel Operations and Maintenance Expenses(1)	(7)	(16)

Depreciation and Amortization	(5)	(12)

Interest Expense and Other	(8)	(15)

Income Taxes	(9)	(8)

Total Traditional Electric Operating Companies	(13)¢	6¢

Southern Power	—	1

Southern Company Gas	—	1

Parent Company and Other	(4)	(5)

Increase in Shares	(1)	(1)

Total Change in EPS (Excluding Items)	(18)¢	2¢

Estimated Loss on Plants Under Construction(2)	—	—

Accelerated Depreciation from Repowering(3)	(3)	(5)

Loss on Extinguishment of Debt(4)	(9)	(9)

Total Change in EPS (As Reported)	(30)¢	(12)¢
See Notes on the following page.

Southern Company
EPS Earnings Analysis

Notes
(1)Excludes gains/losses on asset sales, which are included in "Interest Expense and Other." Includes non-service cost-related benefits income.
(2)Earnings include income tax charges of $4 million for the three and six months ended June 30, 2025 and $14 million for the three and six months ended June 30, 2024 related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to changes in the State of Georgia corporate tax rate. Additionally, earnings for the three and six months ended June 30, 2024 include a pre-tax credit to income of $21 million ($16 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting a revision to Georgia Power Company's total project capital cost forecast resulting from a reduction in remaining expected site demobilization costs and other contractor obligations. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and six months ended June 30, 2025 and 2024 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs through the end of 2025 related to dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage.
(3)Earnings for the three and six months ended June 30, 2025 include pre-tax charges, net of noncontrolling interests impacts, of $40 million ($31 million after tax) and $65 million ($51 million after tax), respectively, associated with accelerated depreciation related to the repowering of certain wind facilities at Southern Power. Accelerated depreciation related to the equipment being replaced will continue until the commercial operation dates of the repowering projects, which are projected to occur between the third quarter 2026 and the second quarter 2027. At June 30, 2025, the remaining pre-tax accelerated depreciation, net of noncontrolling interest impacts, is projected to total approximately $215 million in 2025, $320 million in 2026, and $25 million in 2027.
(4)Earnings for the three and six months ended June 30, 2025 include costs associated with the extinguishment of debt at Southern Company as a result of Southern Company's repurchase of certain convertible senior notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.

Southern Company
Consolidated Earnings
As Reported

	Three Months Ended June			Year-To-Date June
	2025	2024	Change	2025	2024	Change
	(in millions)			(in millions)
Retail electric revenues:
Fuel	$1,139	$1,061	$78	$2,356	$2,072	$284
Non-fuel	3,619	3,425	194	7,002	6,355	647
Wholesale electric revenues	681	627	54	1,425	1,198	227
Other electric revenues	220	210	10	463	409	54
Natural gas revenues	979	831	148	2,818	2,538	280
Other revenues	335	309	26	684	537	147
Total operating revenues	6,973	6,463	510	14,748	13,109	1,639
Fuel and purchased power	1,376	1,254	122	2,918	2,448	470
Cost of natural gas	255	149	106	929	754	175
Cost of other sales	167	167	—	366	298	68
Non-fuel operations and maintenance	1,685	1,388	297	3,305	2,860	445
Depreciation and amortization	1,323	1,182	141	2,608	2,327	281
Taxes other than income taxes	403	384	19	848	780	68
Total operating expenses	5,209	4,524	685	10,974	9,467	1,507
Operating income	1,764	1,939	(175)	3,774	3,642	132
Allowance for equity funds used during construction	80	51	29	153	109	44
Earnings from equity method investments	10	31	(21)	43	77	(34)
Interest expense, net of amounts capitalized	874	694	180	1,588	1,358	230
Other income (expense), net	162	151	11	310	302	8
Income taxes	289	290	(1)	569	513	56
Net income	853	1,188	(335)	2,123	2,259	(136)
Net loss attributable to noncontrolling interests	(27)	(15)	(12)	(91)	(73)	(18)
Net income attributable to Southern Company	$880	$1,203	$(323)	$2,214	$2,332	$(118)
Certain prior year data may have been reclassified to conform with current year presentation.

Southern Company
Kilowatt-Hour Sales and Customers

	Three Months Ended June				Year-To-Date June
	2025	2024	% Change	Weather Adjusted % Change	2025	2024	% Change	Weather Adjusted % Change
	(in millions)				(in millions)
Kilowatt-Hour Sales

Total Sales	49,858	49,897	(0.1)%		98,344	96,426	2.0%

Total Retail Sales	37,194	37,007	0.5%	3.0%	73,636	72,261	1.9%	1.3%
Residential	11,565	11,889	(2.7)%	2.8%	24,198	23,765	1.8%	0.3%
Commercial	12,836	12,666	1.3%	3.5%	24,688	24,140	2.3%	2.0%
Industrial	12,668	12,318	2.8%	2.8%	24,492	24,086	1.7%	1.7%
Other	125	134	(6.9)%	(6.6)%	258	270	(4.3)%	(4.6)%

Total Wholesale Sales	12,664	12,890	(1.8)%	N/A	24,708	24,165	2.2%	N/A

					Period Ended June
					2025	2024	% Change
					(in thousands)
Regulated Utility Customers

Total Regulated Utility Customers					8,941	8,873	0.8%
Traditional Electric Operating Companies					4,568	4,518	1.1%
Southern Company Gas					4,373	4,355	0.4%

Southern Company
Financial Overview
As Reported

	Three Months Ended June			Year-To-Date June
	2025	2024	% Change	2025	2024	% Change
	(in millions)			(in millions)
Southern Company –
Operating Revenues	$6,973	$6,463	7.9%	$14,748	$13,109	12.5%
Earnings Before Income Taxes	1,142	1,478	(22.7)%	2,692	2,772	(2.9)%
Net Income Available to Common	880	1,203	(26.8)%	2,214	2,332	(5.1)%

Alabama Power –
Operating Revenues	$1,968	$1,873	5.1%	$3,980	$3,664	8.6%
Earnings Before Income Taxes	496	471	5.3%	981	889	10.3%
Net Income Available to Common	381	369	3.3%	755	702	7.5%

Georgia Power –
Operating Revenues	$3,110	$2,875	8.2%	$6,148	$5,273	16.6%
Earnings Before Income Taxes	843	954	(11.6)%	1,538	1,470	4.6%
Net Income Available to Common	607	762	(20.3)%	1,204	1,199	0.4%

Mississippi Power –
Operating Revenues	$400	$364	9.9%	$821	$706	16.3%
Earnings Before Income Taxes	76	76	—%	148	136	8.8%
Net Income Available to Common	59	61	(3.3)%	114	111	2.7%

Southern Power –
Operating Revenues	$546	$524	4.2%	$1,113	$997	11.6%
Earnings Before Income Taxes	22	84	(73.8)%	44	108	(59.3)%
Net Income Available to Common	51	86	(40.7)%	138	182	(24.2)%

Southern Company Gas –
Operating Revenues	$979	$831	17.8%	$2,818	$2,538	11.0%
Earnings Before Income Taxes	139	144	(3.5)%	686	691	(0.7)%
Net Income Available to Common	106	108	(1.9)%	524	517	1.4%
See Financial Highlights pages for discussion of certain significant items occurring during the periods.